Exhibit 99.2

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE
Alpha Natural Resources Announces Pricing of Concurrent
Offerings of Common Stock and Convertible Notes
ABINGDON, Va., April 1, 2008 — Alpha Natural Resources, Inc. (NYSE: ANR) today announced the pricing of its underwritten public offering of common stock. Alpha has agreed to sell 3,636,363 shares of its common stock at a public offering price of $41.25 per share and has granted the underwriters an option to purchase up to an additional 545,454 shares of common stock on the same terms and conditions to cover over-allotments, if any.
Alpha also announced the pricing of its underwritten public offering of $250 million aggregate principal amount of 2.375% convertible senior notes due 2015. Alpha has granted the underwriters an option to purchase up to an additional $37.5 million aggregate principal amount of the convertible notes on the same terms and conditions to cover over-allotments, if any.
The convertible notes will pay interest semi-annually at a rate of 2.375% per annum. The convertible notes are convertible in certain circumstances and in specified periods at an initial conversion rate of 18.2962 shares of common stock per $1,000 principal amount of convertible notes (representing an initial conversion price of approximately $54.66 per share of common stock), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a conversion premium of approximately 32.5% over a price of $41.25 per share. Upon conversion, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered in cash, shares of common stock or a combination thereof, at Alpha’s election.
The common stock offering and the convertible notes offering are being conducted as separate public offerings and are not contingent upon each other.
UBS Investment Bank and Citigroup Global Markets Inc. are joint book-running managers of both offerings. Wachovia Securities and Wedbush Morgan Securities Inc. are acting as senior co-managers for the offerings. BB&T Capital Markets, BMO Capital Markets, Daiwa Securities America Inc., National City Capital Markets, PNC Capital Markets LLC and Societe Generale are acting as co-managers for the offerings.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of the securities will be made only by means of a prospectus, forming a part of the effective registration statement, the applicable prospectus supplement and other related documents. Copies of these documents can be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171 Attn: Prospectus Department, at (888) 827-7275 (toll-free), extension x 3884 or from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th

Alpha Natural Resources, Inc.
Add 2
Street, 8th Floor, Brooklyn, NY 11220, (718) 765-6732.
About Alpha Natural Resources
Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 58 mines supplying 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.
ANRG
Investor/Media Contact: Ted Pile (276) 623-2920